UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2015

Qlik Technologies Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34803	20-1643718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Radnor Chester Road Suite E220 Radnor, Pennsylvania	19087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 828-9768

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 24, 2015, Qlik Technologies Inc. (“Qlik” or the “Company”) issued a press release announcing that Leslie Bonney has transitioned from his position as the Company’s Chief Operating Officer to the new role as Chief Strategy Officer. In this new role, Mr. Bonney is expected to identify market opportunities in the visual analytics industry as the Company continues to plan for long-term success. To fill Mr. Bonney’s sales leadership role, Mark C. Thurmond, 45, will join Qlik as EVP, Worldwide Sales and Services, effective August 24, 2015. Mr. Thurmond will be responsible for global sales, both direct and through Qlik’s partner network, including alliances with system integrators and technology partners. He will also lead consulting services, training and education, and technical support organizations to ensure customer success. Both Mr. Bonney and Mr. Thurmond are members of the Qlik executive team, reporting to the Chief Executive Officer. A copy of Qlik’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

Under his offer letter, Mr. Thurmond will be paid an annual base salary of $475,000, subject to adjustment pursuant to Qlik’s employee compensation policies in effect from time to time. Additionally, Mr. Thurmond will be eligible for an annual target bonus equal to $475,000 which will be prorated for 2015. Mr. Thurmond will also be eligible to participate in any executive long-term executive program approved by Qlik’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).

Pursuant to Mr. Thurmond’s offer letter, and subject to approval by the Company’s Compensation Committee, he will be granted a non-qualified stock option to purchase 230,000 shares of Qlik’s Common Stock at an exercise price determined on the date of grant pursuant to the Company’s grant-dating policy. The option will become exercisable with respect to 25% of the shares after 12 months of continuous service with Qlik, with the balance becoming exercisable in equal quarterly installments over the next 3 years of continuous service thereafter. Mr. Thurmond will vest 100% in his shares, if during his service with Qlik, Qlik is subject to a change in control and Mr. Thurmond’s service with Qlik is terminated without cause within 12 months of a change in control. In addition, he will be granted an award of 65,000 performance-based restricted stock units (“PBRSU”). His ability to earn the PBRSU is dependent upon him satisfying the performance metrics and objectives determined by management and agreed by the Compensation Committee. Subject to satisfaction of such metrics and objectives which will be measured by August 24, 2016, the PBRSU will vest 50% on each of September 1, 2016 and September 1, 2017. If the performance metrics and objectives set by the Compensation Committee are not satisfied, the PBRSU shall be forfeited prior to any vesting.

If Qlik terminates Mr. Thurmond’s employment for any reason other than cause, Mr. Thurmond will receive the following severance benefits following termination: (a) his base salary for 6 months (the “Continuation Period”), payable in accordance with Qlik’s standard payroll procedures, (b) his prorated bonus amount (to the extent that applicable individual and company performance goals are deemed by the Board to have been met during the applicable bonus period) based on the number of days that he was employed during the year in which termination occurs and (c) payment of his monthly COBRA health insurance premiums until the earliest of (i) the close of the Continuation Period, (ii) the expiration of his continuation coverage under COBRA and (iii) the date when he is offered substantially equivalent health insurance coverage in connection with new employment or self-employment. Additionally, Mr. Thurmond is eligible to additional severance benefits under Qlik’s Executive Severance Plan if he is subject to an involuntary termination of employment following a change of control, as defined in the Executive Severance Plan. All such severance benefits are subject to, among other conditions, Mr. Thurmond executing a general release of claims in favor of Qlik.

Prior to joining Qlik, Mr. Thurmond, age 45, was employed by EMC Corp. from August 2000 until August 2015 where he held a number of executive positions, most recently Senior Vice President, Global Sales of VCE, where he was responsible for all aspects of VCE’s Sales organization from strategy, go-to-market, channels, to executing against the revenue goals of the company. Prior to EMC, he worked for Parametric Technology Corporation, a provider of product life cycle management software solutions, where he held numerous executive sales management positions. Mr. Thurmond holds a B.A. in Psychology from Hofstra University.

A copy of Mr. Thurmond’s offer letter will be filed as an exhibit to Qlik’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which will be filed with the SEC in the fourth quarter of 2015. The foregoing description of Mr. Thurmond’s offer letter is qualified in its entirety by reference to the full text of such exhibit. Mr. Thurmond and Qlik will also enter into an indemnification agreement requiring Qlik to indemnify him to the fully extent permitted under Delaware law with respect to his service as an officer of Qlik. The indemnification agreement will be substantially in the form entered into with Qlik’s other executive officers. This form of indemnification agreement is filed as Exhibit 10.45 to Qlik’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (SEC File No. 001-34803) filed on August 2, 2013.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Qlik Technologies Inc. dated August 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLIK TECHNOLOGIES INC.

By:	/s/ Timothy J. MacCarrick
Name: Timothy J. MacCarrick
Title: Chief Financial Officer and Treasurer

Dated: August 24, 2015